 Exhibit 10.1

Execution Version

LETTER OF INTENT

October 2, 2026

SIM Acquisition Corp. I

Attn: Board of Directors

Re: Proposed Business Combination with American Industrial Technologies, Inc.

Ladies and Gentlemen:

This Letter of Intent (this “Letter”) sets forth the principal terms pursuant to which American Industrial Technologies, Inc., a Nevada corporation formerly known as Q1 Holdings, Inc. (together with its subsidiaries to the extent reasonably applicable, the “Company”), proposes to consummate a business combination with SIM Acquisition Corp. I, a Cayman Islands exempted company (“SPAC”) (the “Proposed Transaction”). SPAC and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

This Letter replaces and supersedes in its entirety that certain non-binding Letter of Intent, dated April 26, 2026, between SPAC and the Company (the “Original Letter Agreement”).

1. Transaction Overview.

The obligations of SPAC and the Company to consummate the Proposed Transaction are subject to and conditioned upon the negotiation and execution of a definitive agreement, including a purchase, share exchange, merger or other acquisition agreement (the “Acquisition Agreement”) pursuant to which SPAC would acquire 100% of the outstanding equity and equity equivalents of the Company (including options, warrants or other securities that have the right to acquire or convert into equity securities of the Company), or all of the Company’s assets, in exchange for the consideration described below, in whatever form as agreed by the Parties, whether by merger, consolidation, share exchange, asset purchase or otherwise (the “Acquisition”). The post-closing publicly listed entity is referred to as the “Pubco”.

Upon the closing of the Acquisition (the “Closing”), the equity holders of the Company shall receive shares of Pubco common stock as set forth in Section 2 below.

2. Transaction Consideration and Capitalization.

In consideration for the Acquisition, Pubco shall issue to the equity holders of the Company (including holders of options, warrants and other convertible securities), an aggregate of approximately 50,000,000 shares of Pubco common stock (the “Transaction Shares”).

3. Management and Governance.

Following the Closing, Pubco and the Company shall be led by John Chiorando, as its CEO and Chairman. The composition of Pubco’s Board of Directors shall consist of seven (7) directors, four (4) of whom shall be designated by the Company and three (3) of whom shall be designated by SPAC.

4. Equity Incentive Plan.

Pubco shall adopt an Employee Stock Incentive Plan (the “Incentive Plan”) providing for the issuance of equity awards representing up to 10.0% of the fully diluted capitalization of Pubco, determined immediately after the Closing, at exercise prices determined by reference to the market price of Pubco’s common stock and subject to applicable Nasdaq rules.

The number of shares reserved for issuance under the Incentive Plan shall automatically increase on January 1 of each calendar year, commencing with the first January 1 following the Closing, by a number of shares equal to 3.0% of the fully diluted capitalization of Pubco as of the immediately preceding December 31.

In addition, John Chiorando shall be entitled to milestone-based options as further described in future documentation, in each case calculated based on earnings for the period beginning on the effective business combination date through March 31, 2027.

5. Executive Compensation.

Prior to or concurrently with the Closing, Pubco shall enter into an employment agreement with John Chiorando, effective as of the Closing, providing for an annual base salary of $520,000. Mr. Chiorando shall be eligible for an annual cash bonus in 2027, payable in an amount determined by reference to the highest Adjusted EBITDA target achieved from among the tiers set forth below (and in no event shall more than one such amount be payable):

Bonus Amount	Bonus Target - Adjusted EBITDA for the calendar year ending December 31, 2027
100% of base salary	$20 million
150% of base salary	$30 million
200% of base salary	$40 million

The remaining terms of Mr. Chiorando’s employment agreement shall be customary for a company of Pubco’s size and industry and shall be mutually acceptable to each of SPAC, Mr. Chiorando, and the Company.

For purposes of this Letter, “Adjusted EBITDA” means the earnings before interest expense, federal, state, local and foreign income tax expense, depreciation and amortization of Pubco, for such fiscal year, on a consolidated basis and including all accrued (or paid) cash bonuses, finder fees, advisory fees and commissions, plus the following amounts, solely to the extent deducted in determining such earnings and without duplication: (A) any fees and expenses directly related to the Proposed Transaction (including without limitation, fees and disbursements incurred by both SPAC and the Company related to legal counsel and other professional counsel and/or service providers); (B) fees and expenses related to the ongoing costs of Pubco being a publicly-listed company including, without limitation, regulatory or listing fees and the incremental costs associated with insurance policies; and (C) stock-based compensation expense. Adjusted EBITDA shall be calculated using consistently applied accounting policies, subject to changes required by U.S. GAAP.

6. Due Diligence.

SPAC’s willingness to proceed with the Proposed Transaction is subject to the satisfactory completion, in its sole discretion, of a due diligence review of the business, operations, assets, liabilities, contracts, financial condition, and legal affairs of the Company.

Each Party shall cooperate in good faith and provide reasonable access to information, documents, and personnel as may be reasonably requested by the other Party or its representatives.

7. Definitive Documentation.

Upon acceptance of this Letter, the Parties shall proceed in good faith to negotiate and execute the Acquisition Agreement and such other definitive transaction documents as are customary for a transaction of this nature (collectively, the “Definitive Documents”). The Definitive Documents shall contain representations, warranties, covenants, conditions to closing and other terms mutually agreed upon by the Parties and their respective counsel. The representations and warranties and the pre-Closing covenants in the Definitive Documents shall not survive the Closing and the Definitive Documents shall not provide for post-Closing indemnification by the Parties or their affiliates.

8. Conditions to Closing.

The Closing shall be subject to, among other conditions to be set forth in the Acquisition Agreement:

(a) completion of due diligence to each Party’s satisfaction; (b) negotiation and execution of the Definitive Documents, including, as a condition to the Company’s obligation to consummate the Closing, execution of Mr. Chiorando’s employment agreement in accordance with Section 5; (c) approval of each of Pubco’s and the Company’s Board of Directors and stockholders, as required; (d) effectiveness of the registration statement on Form S-4 (or such other form as may be applicable) to be filed with the Securities and Exchange Commission; (e) satisfaction of applicable Nasdaq listing requirements; (f) no material adverse changes in the Company and (g) such other conditions as are customary for a transaction of this nature.

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9. Confidentiality.

The Parties acknowledge and affirm the terms of the Confidentiality Agreement, dated as of April 14, 2026 (the “NDA”), between SPAC and the Company, but agree that in the event of any conflict between the terms of this Letter and the NDA, the terms of this Letter will prevail. The existence of the Proposed Transaction and this Letter and the terms and conditions set forth herein are strictly confidential and shall not be disclosed to any person other than the directors, officers, and advisors of the Parties (collectively with such Party’s affiliates, such Party’s “Representatives”), except as may be required by applicable law or the rules and regulations of any applicable securities exchange or any governmental, judicial, regulatory or supervisory authority having jurisdiction over such Party or its Representatives.

The Company acknowledges that U.S. securities laws and other laws prohibit any person who has material, non-public information concerning a public company from purchasing or selling any of its securities, and from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The Company acknowledges that the confidentiality provisions of the NDA and this Letter shall be deemed to be an agreement to keep the confidential information of SPAC in confidence as contemplated by Regulation FD promulgated by the SEC. In addition, the Company acknowledges and agrees that some of the confidential information of SPAC (including this Letter) may be considered “material non-public information” for purposes of the federal securities laws and that the Company and its Representatives will abide by all securities laws relating to the handling of and acting upon material non-public information regarding SPAC.

10. Expenses.

Each Party shall be solely responsible for all of its own fees, costs, and expenses incurred in connection with the negotiation and preparation of this Letter, the Definitive Documents, and the consummation of the Proposed Transaction; provided that upon the closing, the funds in the SPAC’s trust account, after taking into account payments for the redemption of the SPAC’s public shareholders, and any proceeds received by SPAC from any PIPE Investment shall be used to pay (i) SPAC’s accrued Expenses, (ii) SPAC’s deferred Expenses (including cash amounts payable to the IPO underwriter and any legal fees) of the IPO; (iii) any loans owed by SPAC to the Sponsor for any expenses (including deferred expenses), other administrative costs and expenses incurred by or on behalf of SPAC or extension expenses, (iv) any premiums for the D&O Tail Insurance; and (v) any other Liabilities of SPAC as of the Closing.

11. Lock-Up.

Certain significant stockholders of the Company will be required to subject their Transaction Shares to a lock-up for a period of 12 months, subject to additional terms to be set forth in the Definitive Documents. All Transaction Shares will be subject to all applicable holding periods and requirements under the Securities Act of 1933 and rules of the U.S. Securities and Exchange Commission (the “SEC”).

12. Filings.

As soon as practicable following the execution of the Acquisition Agreement, the Parties will file all submissions for shareholder, regulatory and governmental approval, including a proxy statement (the “Proxy Statement”) with the SEC for the purpose of obtaining SPAC shareholder approval. The Proxy Statement will include (i) PCAOB audited annual and unaudited interim financial statements of the Company prepared in accordance with U.S. GAAP as required by applicable securities laws and (ii) audited annual and unaudited interim financial statements of Crosscall, the Company’s French subsidiary, prepared in accordance with applicable securities laws and audit standards.

13. Exclusivity.

In consideration of the considerable time, effort and expense to be undertaken by each Party in connection with the Proposed Transaction, each of the Company and SPAC agrees that during the period from the execution of this Letter and ending on December 31, 2026 (the “Exclusivity Period”), neither the Company nor SPAC will, and each such Party will cause its Representatives not to, directly or indirectly, solicit or initiate or enter into discussions, negotiations or transactions with, or encourage, or provide any information to, any individual, corporation, partnership, limited liability company or other entity or group (other than the other Party hereto and its affiliates) concerning any transaction with respect to the direct or indirect sale, transfer, license or other disposition of it or its subsidiaries, or their respective equity interests, business or material assets (outside of the ordinary course of business), whether by purchase, merger, business combination, consolidation, recapitalization, exclusive license or otherwise, or any similar transaction that would reasonably be expected to prohibit or impair the Proposed Transaction (a “Competing Transaction”), or enter into any agreement in principle, letter of intent or definitive agreement, or make any filing with the SEC (including the filing of any registration statement) or other governmental authority, with respect thereto; provided that the initial Exclusivity Period will automatically renew for one additional fifteen (15) day period if the Parties continue to work in good faith towards negotiation of the Proposed Transaction. Each Party shall immediately suspend any pre-existing discussion with all third parties other than the other Party hereto and its affiliates regarding any solicitation or offer for a Competing Transaction. During the Exclusivity Period, each Party shall promptly (but in any event within 48 hours) after receipt notify the other Party if it receives any solicitation or offer for a Competing Transaction and thereafter keep the other Party reasonably informed as to the terms and status of such Competing Transaction. Each Party represents that neither it nor any of its affiliates or equity holders is party to or bound by any binding or non-binding agreement or understanding with respect to any Competing Transaction.

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14. Waiver Against Trust Account.

Reference is made to the final prospectus of SPAC, dated as of July 9, 2024, and filed with the SEC (File No. 333-280274) on July 10, 2024 (the “Prospectus”). The Company hereby represents and warrants that it has been provided with the Prospectus and understands that SPAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment securities acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by SPAC’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC shares in connection with (i) the consummation of SPAC’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”), (ii) an extension of its deadline to consummate a Business Combination, or (iii) an amendment to other provisions of the Amended and Restated Memorandum and Articles of Association of SPAC relating to the rights of holders of Class A ordinary shares or pre-initial Business Combination activity (b) to the Public Shareholders if SPAC fails to consummate a Business Combination before July 12, 2027, subject to extension by an amendment to SPAC’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any taxes and up to $100,000 in dissolution expenses, or (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Letter and discussions with the Company regarding the Proposed Transaction (which may include a Business Combination), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its controlled affiliates that, notwithstanding anything to the contrary in the Letter, neither the Company nor any of its controlled affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, the Letter or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company on behalf of itself and its controlled affiliates hereby irrevocably waives any Released Claims that the Company or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of the Letter or any other agreement with SPAC or its affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Letter and specifically relied upon by SPAC and its affiliates to induce SPAC to enter into this Letter, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its controlled affiliates under applicable law. To the extent the Company or any of its controlled affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its controlled affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its controlled affiliates to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, SPAC and its Representatives, as applicable, shall be entitled to recover from the Company and its affiliates the associated legal fees and costs in connection with any such action, in the event SPAC or its Representatives, as applicable, prevails in such action or proceeding. Notwithstanding the foregoing, this Section 14 shall not apply to funds released from the Trust Account to Pubco upon or after the Closing nor shall it limit the Company’s right to receive distributions expressly payable to it at the Closing under the Definitive Documents.

15. Termination Fee.

If the Company terminates this Letter, or otherwise abandons or withdraws from the Proposed Transaction, or fails to proceed with the Proposed Transaction on the terms set forth herein, or if SPAC terminates pursuant to Section 17(b), (c) or (d), in each case for any reason, then the Company shall pay to SPAC, within five (5) business days thereafter, a fee of $5.0 million in cash (the “Termination Fee”). The Parties acknowledge and agree that the actual damages resulting from such a termination, abandonment, withdrawal or failure to proceed would be impracticable to determine, and that the Termination Fee constitutes liquidated damages and not a penalty. The Termination Fee shall be payable notwithstanding anything to the contrary in Section 10 (Expenses) or Section 17 (Termination), and the obligation to pay the Termination Fee shall survive any termination of this Letter.

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16. Binding Nature.

Notwithstanding the customary non-binding nature of preliminary term sheets, the Parties expressly agree that all terms, conditions, representations, warranties, and covenants set forth herein shall, upon execution hereof, constitute a fully binding and enforceable agreement between the Parties. This Letter shall serve as the foundational framework for the Definitive Documents.

17. Termination.

This Letter can be terminated as follows: (a) by the mutual written agreement of the Parties to terminate this Letter; (b) by SPAC upon its determination that the due diligence review set forth in Section 6 has not been completed to its reasonable satisfaction; (c) by SPAC if the Company has not delivered the Company’s and Crosscall’s audited financial statements for the periods ending December 31, 2024 and 2025, and reviewed financial statements for the period ending June 30, 2026 by November 15, 2026 or (d) by SPAC or the Company upon the expiration of the Exclusivity Period if no definitive agreement has been signed by such date. Upon termination of this Letter, this Letter will be deemed null, void and of no further force or effect, and all obligations and liabilities of the Parties under this Letter or otherwise related to the Proposed Transaction will terminate, except for the respective continuing obligations of the Parties set forth in Sections 9 (Confidentiality), 10 (Expenses), 14 (Waiver Against Trust Account), 16 (Binding Nature), 17 (Termination), 18 (Governing Law; Jurisdiction; Waiver of Jury Trial) and 19 (Miscellaneous) (collectively, the “Binding Matters”). The termination of this Letter will not relieve any of the Parties of liability for such Party’s pre-termination breach of any of the Binding Matters or any other binding agreement between the Parties.

18. Governing Law; Jurisdiction; Waiver of Jury Trial.

This Letter shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) in any action or proceeding arising out of or relating to this Letter, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DISPUTE, CLAIM, LEGAL ACTION OR OTHER LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS LETTER.

19. Miscellaneous.

This Letter supersedes any prior written or oral understanding or agreements between the Parties related to the subject matter hereof, including the Original Letter Agreement (other than the NDA). This Letter may be amended, modified, waived or supplemented only by written agreement of the Parties. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. Nothing contained in this Letter shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a Party hereto or a successor or permitted assign of such a Party. The headings set forth in this Letter are for convenience of reference only and shall not be used in interpreting this Letter. In this Letter, the term: (x) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Letter to an affiliate of SPAC prior to the Business Combination will include SPAC’s sponsor, SIM Sponsor 1 LLC, a Delaware limited liability company. This Letter may be executed in any number of counterparts (including by facsimile, pdf or other electronic document transmission), each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows.]

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COMPANY:		SPAC:

AMERICAN INDUSTRIAL TECHNOLOGIES, INC.		SIM ACQUISITION CORP. I

By:	/s/ John Chiorando	By:	/s/ Anthony Hayes
Name:	John Chiorando	Name:	Anthony Hayes
Title:	CEO	Title:	Chairman of the Board

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